Exhibit 10.4

RARE EARTH AMERICAS LTD.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

You have been granted an award (the “Award”) of certain units pursuant to the Rare Earth Americas Ltd. 2025 Equity Incentive Plan (the “Plan”) and your Restricted Stock Units Agreement (the “Agreement”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock (each a “Share”), as follows:

Participant:
Date of Grant:
Total Number of Units:	(each a “Unit”), subject to adjustment as provided by the Agreement.
Expiration Date:	The [5th][7th] anniversary of the Date of Grant.
Vesting Commencement Date:	[Insert Date]
Vested Units:

The vesting of each Unit requires the satisfaction of both the Service Condition and Liquidity Event Condition on or before the Expiration Date. Each Unit will become a Vested Unit on the first date (the “Vesting Date”) on which both of the following conditions have been satisfied with respect to such Unit on or before the Expiration Date, as determined by the Board [provided that, except as otherwise provided by the Agreement, the Participant’s Service has not terminated before the Vesting Date]:

Service Condition	The Service Condition will be satisfied for 100% of the Total Number of Units as of the Date of Grant.

Liquidity Event Condition

The Liquidity Event Condition will be satisfied prior to the Expiration Date upon the first to occur of: (i) the closing of an Initial Public Offering (as defined in the Agreement) [, provided that the Participant’s Service has not terminated before such date], and (ii) the time immediately prior to the consummation of a Change in Control (as defined in the Agreement).

Settlement Date:

Except as provided by the Agreement, the Settlement Date with respect to each Unit will be the Vesting Date applicable to such Unit; provided, however, that if the Liquidity Event Condition is satisfied by an effective Initial Public Offering, then the Settlement Date for any Unit that becomes a Vested Unit prior to the lapsing of any lock-up period described in Section 14 of the Agreement will be the first to occur of (i) the date on which such lock-up period lapses and (ii) a date determined by the Board, which will be no later than the 15th day of the third month following the end of the Applicable Year in which the Unit becomes a Vested Unit. For this purpose, “Applicable Year” means the calendar year or the Company’s fiscal year, whichever year ends later.

You and the Company agree that the Award is governed by this Notice of Grant and by the provisions of [the Shareholders Agreement,] the Plan and the Agreement, all of which are attached to and made a part of this document. You acknowledge receipt of copies of [the Shareholders Agreement,] the Plan and the Agreement, represent that you have read and are familiar with their provisions and accept the Award subject to all of their terms and conditions.

RARE EARTH AMERICAS LTD.	PARTICIPANT

By:
[officer name]	Signature
[officer title]
Date
Address:
Address

ATTACHMENTS: [Shareholders Agreement,] 2025 Equity Incentive Plan, as amended to the Date of Grant; and Restricted Stock Units Agreement